Exhibit 99.1
NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	April 2, 2019	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES THE ACQUISITION OF PRODUCING AND NONPRODUCING MINERAL AND ROYALTY PROPERTIES IN 14 STATES

DALLAS, TEXAS -- On March 29, 2019, Dorchester Minerals, L.P. (“DMLP”) and affiliates of its General Partner closed the acquisition of producing and nonproducing mineral, royalty and net profits interests from multiple parties.  The mineral and royalty properties consist of varying undivided interests totaling approximately 76,000 net acres located in 172 counties in 14 states, including positions in the Bakken Trend of North Dakota and interests in multiple enhanced oil recovery units in the Permian Basin. Oil and gas sales volumes attributable to the mineral and royalty properties during 2018 were approximately 88,000 bbls (including liquids) and 160,000 mcf and contributed approximately 88% of the acquired interests’ net operating income in 2018.

The transaction is structured as a non-taxable contribution and exchange. The contributing entities conveyed their interests to DMLP and affiliates of its General Partner in exchange for 2,400,000 common limited partnership units.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.